                                                                    EXHIBIT 99.1

For Immediate Release                     Contact:  Rubenstein Associates, Inc.
                                                                  Robert Solomon
                                                                  (212)-843-8050
Lone Star Steakhouse & Saloon, Inc.                                Nasdaq:  STAR
Lone Star Seeks to Purchase TXCC
Wichita, Kansas                                                December 10, 2003

Lone Star  Steakhouse & Saloon,  Inc.  ("Lone Star" or the "Company")  announced today that it is proposing a plan of reorganization  to purchase TX.C.C.,  Inc., and affiliated entities TXCC-Preston and TXLC-Albuquerque  (collectively "TXCC")
out of  bankruptcy.  The plan will be funded by Lone Star and provides  that the creditors of TXCC will receive cash or Lone Star common stock,  at the option of the creditor. TXCC presently owns and operates twenty (20) Texas Land and Cattle
Steak House(R) restaurants located primarily in Texas.

The plan is subject to the approval of the United  States  Bankruptcy  Court for the Northern  District of Texas.  The Court is currently  considering  a plan of reorganization  proposed by the current management of TXCC. The Company believes that its plan is superior to the management plan because  creditors will receive cash and stock  while under the  management  plan a  significant  portion of the consideration  consists of promissory notes.  Other terms of the Company's offer have been disclosed in filings made with the bankruptcy  court.  There can be no assurance that the Company's Plan of Reorganization for TXCC will be accepted in its current form or at all.

The Lone Star  Plan of  Reorganization  is  subject  to a 72 hour due  diligence period,  in order to analyze current  financial data and other data that has not been  filed  with  the  public  information,  but  was and is  available  to the proponents of the existing Plan that is before the Court and TXCC's Creditors.

Lone  Star  owns and  operates  249  domestic  and 19  international  Lone  Star
Steakhouse & Saloon restaurants; 15 Sullivan's Steakhouse restaurants;  five Del
Frisco's Double Eagle Steak House  restaurants and one Frankie's  Italian Grille restaurant.  Licensees  operate three domestic and one  international  Lone Star restaurants,  and one domestic Del Frisco's Double Eagle Steak House restaurant.
More information can be found at www.lonestarsteakhouse.com.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein,  are  reasonable,  any of  the  assumptions  could  be  inaccurate,  and therefore,  there  can  be no  assurance  that  the  forward-looking  statements contained in the press release will prove to be accurate.